EX-99.g.4 CUST AGREEMT

                                                                [EXHIBIT (g)(4)]


                        SUPPLEMENT TO CUSTODIAN AGREEMENT

                           FIRST AMERICAN FUNDS, INC.

                         U.S. BANK NATIONAL ASSOCIATION

         WHEREAS, First American Funds, Inc., a mutual fund organized as a Minnesota corporation (hereinafter called the "Fund"), and First Trust National Association, a national banking association organized and existing under the laws of the United States of America, previously entered into that Custodian Agreement dated September 20, 1993. (the "Custodian Agreement"); and

         WHEREAS, First Trust National Association, with the consent of the Fund, assigned its rights and obligations under the Custodian Agreement to U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the "Custodian") by an Assignment and Assumption Agreement dated as of May 1, 1998; and

         WHEREAS, the Fund and the Custodian wish to supplement the Custodian Agreement as set forth herein.

         NOW, THEREFORE, the Fund and the Custodian hereby agree that:

         1. Custodian shall hold harmless and indemnify Fund from and against any claims, loss, liability or expense (collectively a "Claim") arising out of Custodian's failure to comply with the terms of this Agreement or arising out of Custodian's negligence, willful misconduct, or bad faith. Custodian shall not be liable for consequential, special or punitive damages. Custodian may reasonably request and obtain the advice and opinion of counsel for Fund, or of its own counsel with respect to questions or matters of law, and it shall be without liability to Fund for any action taken or omitted by it in good faith, in conformity with such advice or opinion.

         2. The Fund agrees to indemnify and hold the Custodian harmless from and against any Claim arising from the Custodian's performance of its duties hereunder or its actions taken at the direction of the Fund, provided that the Custodian shall not be indemnified for any Claim arising out of Custodian's failure to comply with the terms of this Agreement or arising out of Custodian's negligence, bad faith or willful misconduct. Fund shall not be liable for consequential, special or punitive damages.

         3. Custodian may rely upon the advice of Fund and upon statements of Fund's accountants and other persons believed by it in good faith, to be experts in matters upon which they are consulted, and Custodian shall not be liable for any actions taken, in good faith without negligence in reliance upon such statements.


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         4.       If Fund requires Custodian in any capacity to take, with
                  respect to any securities, any action which involves the payment of money by it, or which in Custodian's opinion might make it or its nominee liable for payment of monies or in any other way, Custodian, upon notice to Fund given prior to such actions, shall be and be kept indemnified by Fund in an amount and form satisfactory to Custodian against any liability on account of such action.

         5. Custodian shall be entitled to receive, and Fund agrees to pay to Custodian, on demand, reimbursement for such cash disbursements, costs and expenses as may be agreed upon from time to time by Custodian and Fund.

         6. Custodian shall be protected in acting as custodian hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper reasonably appearing to it to be genuine and to have been properly executed and shall, unless otherwise specifically provided herein, be entitled to receive as conclusive proof of any fact or matter required to be ascertained from Fund hereunder, a certificate signed by the Fund's President, or other officer specifically authorized for such purpose.

         7. Without limiting the generality of the foregoing, Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:

                  a. The validity of the issue of any securities purchased by or for Fund, the legality of the purchase thereof or evidence of ownership required by Fund to be received by Custodian, or the propriety of the decision to purchase or amount paid therefore; or

                  b. The legality of the sale of any securities by or for Fund, or the propriety of the amount for which the same are sold.

         8. Custodian shall not be liable for any loss or diminution of securities by reason of investment experience or for its actions taken in reliance upon an instruction from Fund.

         9. Custodian shall not be liable for, or considered to be Custodian of, any money represented by any check, draft, wire transfer, clearing house funds, uncollected funds, or instrument for the payment or money received by it on behalf of Fund, until Custodian actually receives such money, provided only that it shall advise Fund promptly if it fails to receive any such money in the ordinary course of business, and use its best efforts and cooperate with Fund toward the end that such money shall be received.

         10. Custodian shall not be responsible for loss occasioned by the acts, neglect, defaults or insolvency of any broker, bank trust company, or any other person with whom Custodian may deal in the absence of negligence, or bad faith on the part of Custodian.

         IN WITNESS WHEREOF, the parties have caused this Supplement to be duly executed and delivered as of December 8, 1999.


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                                       FIRST AMERICAN FUNDS, INC.


                                       By
                                          --------------------------------------
                                          Its
                                              ----------------------------------


                                       U.S. BANK NATIONAL ASSOCIATION


                                       By
                                          --------------------------------------
                                          Its
                                              ----------------------------------


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